Exhibit 2.1

MINCO MINING & METALS CORPORATION

1980 - 1055 West Hastings Street

Vancouver, B.C.    V6E 2E9

Ph:  604 - 688-8002        Fax:  604 - 688-8030

August 13, 2004

VIA SEDAR

B.C. Securities Commission

and

Ontario Securities Commission

Dear Sir or Madam,

RE:                Minco Mining &Metals Corporation

   Confirmation of Mailing

I confirm that, as of the above date, a copy of the Company's second quarter financial statements and M D & A for the period ending June 30, 2004, was mailed to all  shareholders on the Company's supplemental mailing list.

Yours truly,

Minco Mining & Metals Corporation

"Mar Bergstrom"

Mar Bergstrom

/mb